Exhibit 99.1

Robert W. Beck Appointed to Encore Capital Group Board of Directors
SAN DIEGO, August 19, 2026 -- Encore Capital Group, Inc. (NASDAQ: ECPG), an international specialty finance company, announced today the appointment of Robert (Rob) Beck to its board of directors, effective immediately. He will serve on the Board’s Audit and Risk Committees.
Mr. Beck is a seasoned financial services executive with more than 30 years of experience leading complex financial services businesses. He most recently served as President and Chief Executive Officer of Regional Management Corporation, an NYSE listed diversified consumer finance company. Prior to Regional, he spent the majority of his career at Citigroup where he held a wide range of senior leadership roles across finance, operations, strategy and corporate development.

“Rob brings substantial senior executive leadership experience and deep financial, operational and consumer finance expertise to Encore and its shareholders,” said Michael P. Monaco, Chairman of the Board. “His experience complements our board’s existing strengths and aligns well with our continued focus on maximizing shareholder value.”

“I'm thrilled that Rob will be joining our Board,” added Ashish Masih, President and CEO of Encore. “His extensive financial services experience including leading complex consumer finance businesses gives him valuable perspective that will benefit Encore as we continue to execute our strategy.”
About Encore Capital Group, Inc.
Encore Capital Group is an international specialty finance company that provides debt recovery solutions and other related services for consumers across a broad range of financial assets. Through its subsidiaries around the globe, Encore purchases portfolios of consumer receivables from major banks, credit unions and utility providers.
Headquartered in San Diego, Encore is a publicly traded NASDAQ Global Select company (ticker symbol: ECPG) and a component stock of the Russell 2000, the S&P Small Cap 600 and the Wilshire 4500.
Contact
Bruce Thomas
Encore Capital Group, Inc.
Vice President, Global Investor Relations
bruce.thomas@encorecapital.com